UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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KMG Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFIFCATION OF OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2012
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE SAY-ON-PAY VOTES

KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
October 31, 2011
Dear Shareholder:
The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, on December 6, 2011 at 10:00 a.m., Houston time. The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.
For the date, time and location of the 2011 Annual Meeting and an identification of the matters to be voted upon at the 2011 Annual Meeting, please see this Notice of Annual Meeting of Shareholders. For the Board’s recommendations regarding those matters, please refer to:
•	Proposal Number 1 — Election of Directors
•	Proposal Number 2 — Ratification of Our Independent Auditor For Fiscal Year 2012
•	Proposal Number 3 — Advisory (Non-Binding) Vote on Executive Officer Compensation; and
•	Proposal Number 4 — Advisory (Non-Binding) Vote on Frequency of Future Say-On-Pay Votes.
For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary.
If you are a shareholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed addressed envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted. As a result of recent rule changes, your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee.
The ability to have your vote counted at the 2011 Annual Meeting is an important shareholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.
We appreciate your continued confidence in us and look forward to seeing you at the annual meeting.
Sincerely,
-s- David L. Hatcher
David L. Hatcher
Chair of the Board

KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, on December 6, 2011 at 10:00 a.m., Houston time:
1. To elect ten (10) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;
2. To ratify the appointment of UHY LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2012;
3. To vote on two (2) advisory proposals respecting executive officer compensation; and
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on October 21, 2011 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.
All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed pre-addressed envelope. A return of a blank proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy. As a result of recent rule changes, your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee.
By Order of the Board of Directors,
-s- Roger C. Jackson
Roger C. Jackson
Secretary
October 31, 2011
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 6, 2011: The Annual Report to shareholders, this Proxy Statement and the related form of proxy are available at kmgchemicals.com. This information and similar information for future Annual Meetings will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
PROXY STATEMENT
General Information
This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”, “we”, “us” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 6, 2011, at 10:00 a.m. Houston time, at Hotel Granduca, 1080 Uptown Park Blvd, Houston, TX 77056, and any adjournment or postponement thereof.
This Proxy Statement and the related form of proxy accompanying this proxy statement are being mailed on or about October 31, 2011 to all shareholders of record as of October 21, 2011 (the “Record Date”). A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2011 accompanies this proxy statement and is available at www.kmgchemicals.com. This information will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.
Unless otherwise indicated, shares of our common stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the ten (10) director nominees to the Board of Directors named in the Proxy Statement, (ii) the ratification of the appointment of UHY LLP as our independent registered public accounting firm for fiscal year 2012, (iii) the approval of the advisory resolution approving the compensation of the Company’s named executive officers (i.e., “say-on-pay”), and (iv) the advisory proposal that a vote by shareholders on executive compensation be held every year. With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the proposals regarding the ratification of our independent registered public accounting firm and the approval of our executive compensation, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal. With respect to the proposal regarding the frequency of shareholder votes regarding executive compensation, a shareholder may, by checking the appropriate box on the proxy: (i) vote for a frequency of every year; (ii) vote for a frequency of every two years; (iii) vote for a frequency of every three years; or (iv) abstain from voting on the proposal.
Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Corporate Secretary, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.
If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.
If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR election of the directors nominated herein; (ii) to RATIFY the appointment of UHY LLP as our independent registered public accounting firm and auditors for fiscal year 2012; (iii) FOR the advisory proposal approving our executive compensation; (iv) FOR the advisory proposal that a vote of the shareholders on executive compensation be held every year; and (v) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Who May Vote
Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 11,325,549 shares of Common Stock outstanding and entitled to vote on the Record Date.
Voting Requirements to Elect Directors and Auditors
The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.

The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the ratification and approval of the ratification of the appointment of the independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the non-binding approval of our executive compensation. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. The approval of say-on-pay frequency requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular frequency.
If you hold your shares in street name, your broker, banker or other nominee will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the Annual Meeting.

Security Ownership of Certain Beneficial Owners, Directors
and Named Executive Officers
The following table sets forth certain information as of October 28, 2011 with regard to the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

			Shares Including
	Common Stock	Stock Options	Options Exercisable	Percent of Total
	Beneficially Owned	Exercisable Within	Within	Beneficial Shares
Name	Excluding Options	60 Days	60 Days	(%)(1)

Directors and Named Executive Officers
David L. Hatcher	2,549,323		2,549,323	22.5
J. Neal Butler	35,431	80,000	115,431	1.0
Gerald G. Ermentrout	12,988		12,988	*
Christopher T. Fraser	12,988		12,988	*
George W. Gilman	20,384	30,000	50,384	*
John C. Hunter III	1,051		1,051	*
Roger C. Jackson	64,574		64,574	*
Ernest C. Kremling II	7,800		7,800	*
Fred C. Leonard (2)	722,495	20,000	742,495	6.5
John V. Sobchak	28,403	25,000	53,403	*
Stephen A. Thorington	41,054		41,054	*
Karen A. Twitchell	5,035		5,035	*
Richard L. Urbanowski	47,309	20,000	67,309	*
Directors and Named Executive Officers as a Group	3,548,835	175,000	3,723,835

Five Percent Shareholders
Valves Incorporated of Texas (3) 10600 Fallstone Road Houston, TX 77099	672,086		672,068	5.9
Austin W. Marxe and David Greenhouse (4) (Special Sit Funds) 527 Madison Avenue, Suite 2600, New York, NY 10022	687,500		687,500	6.1

*	Less than 1%.

(1)	This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of October 28, 2011, we had 11,331,959 shares of Common Stock outstanding.

(2)	Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer, director and a principal shareholder.

(3)	Based on the Schedule 13G filed with the SEC on October 31, 2007 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard, and Mr. Leonard’s most recent report on Form 4 filed September 2, 2011, the reporting persons share dispositive and voting power over the indicated number of shares.

(4)	Based on the Schedule 13G/A filed with the SEC on February 11, 2011 by Messrs. Marxe and Greenhouse, the reporting persons share dispositive and voting power over the indicated number of shares, and correspondence dated April 8, 2009.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors has nominated ten persons to serve as directors until the next annual meeting of shareholders or until his successor is elected and qualified. Each of the nominees is a current director. We believe that our directors should possess the highest personal and professional integrity. We endeavor to have a Board with diverse backgrounds and experience. In light of our business and structure, we believe that the following are among the important experience and skills our directors bring to the Board:
•	Leadership and corporate governance experience;

•	Financial experience;

•	Industry and acquisitions experience; and

•	Public company experience.
The experience and skills of each director that are included in their individual biographies were considered by the Board in their renomination. The following table sets forth certain information with respect to each of our directors as of October 25, 2011.
The Board of Directors recommends a vote FOR all nominees for director.
Nominees for Director

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

David L. Hatcher (68)	1985	Mr. Hatcher was our Chief Executive Officer from 1996 until June 2007, and was our President from 1996 until March 2005, after which he has continued as an employee. Mr. Hatcher has also served as a director of our subsidiary KMG-Bernuth from 1985 to 2007 and as President from 1985 until 2005. Mr. Hatcher has worked in the wood treating industry since 1980 for predecessors and affiliates of KMG-Bernuth in various capacities, including as an engineer, general manager and President. He also served as a director of Sterling Bancshares, Inc., a publicly-held banking and financial services company until its acquisition by Comerica Bank in August 2011. Mr. Hatcher is the Chairman of the Board of Directors. His long, in-depth, experience with our company, in particular with our wood treating chemicals business, and his understanding of banking and finance, provides a unique and invaluable skill set.

J. Neal Butler (59)	2007	Mr. Butler is a director and is our President and Chief Executive Officer (“CEO”). He joined us in 2004 as Chief Operating Officer. He became our President in March 2005, and became the CEO in June 2007. Mr. Butler has worked in various capacities for agricultural chemical companies since 1976. From 1976 to 1998 he worked for ISK Biosciences, Inc. in sales and in operations, becoming Vice President and General Manager/Americas in the specialty chemical division. From 1998 to 2001, he was Vice President and team leader for Horticulture for Zeneca Agrichemicals, Inc., a leading agricultural products chemical company. From 2001 to 2003, Mr. Butler was President and CEO of Naturize Biosciences, Inc., a company providing biological products for agriculture, and from 2003 until he joined us he did consulting in the agricultural chemicals industry. He has also served on several industry association boards. Mr. Butler is a member of the Risk Oversight Committee. Mr. Butler’s judgment, leadership experience and his knowledge of our businesses gained while serving in several executive capacities, most recently as our President and CEO, are important resources on which the Board relies.

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

Gerald G. Ermentrout (63)	2008	Mr. Ermentrout has over 30 years experience in industrial gases and electronic chemicals. He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007. From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the high-purity process chemicals business that we acquired in December 2007. In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations. During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures. Currently he serves on the board of directors of AZ Electronic Materials, a public company listed on the London Stock Exchange. He received a Bachelor of Science in Engineering from the United States Naval Academy and a Masters of Business Administration from Lehigh University. Mr. Ermentrout is a member of the Risk Oversight Committee and the Compensation and Development Committee. Mr. Ermentrout brings critical industry experience and specialized knowledge in electronic chemicals, our largest business segment, to our board. That experience includes managing electronic chemical operations in North America and internationally, and pursuing merger and acquisition opportunities in that business.

Christopher T. Fraser (53)	2008	Mr. Fraser has broad experience in the chemical industry, much of that experience with major, global participants. He retired in 2009, but most recently he was the President and CEO of Chemical Lime Company, a position held from 2006. Chemical Lime is the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. OCI is among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, and in that position he advises that global equity firm on investment opportunities in the industrial sector, focusing on chemicals and materials. Mr. Fraser holds Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University. Mr. Fraser is Chair of the Risk Oversight Committee and a member of the Compensation and Development Committee. His leadership, industry and governance experience as the CEO of chemical manufacturing companies, in mergers and acquisitions, and in creating and maintaining an appropriate corporate structure, have been a valuable resource to the Board.

George W. Gilman (69)	1996	Mr. Gilman served as a director of our subsidiary KMG-Bernuth from 1995 until 1997. Mr. Gilman has served as the CEO, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Advisors and Tex Sun Commercial Realty Co. Mr. Gilman is a certified public accountant. Mr. Gilman is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gilman’s understanding of accounting and legal matters, and his experience in public company financing and investor relations, provides the Board an important resource.

	Director
Name and Age	Since	Business Experience during the Past 5 Years and Other Information

John C. Hunter III (64)	2011	Mr. Hunter has over 40 years of global chemical industry experience. He began his career in 1969 with Monsanto Company, and for the next three decades held positions of increasing responsibility in areas such as engineering, sales, and management. He was appointed Vice President and General Manager, Asia Pacific, for the Specialty Chemicals Division of Monsanto Chemical Company in 1989, and Vice President and General Manager, Fibers Division and Asia-Pacific for the Chemicals Group, an operating unit of Monsanto Company, in 1993. Mr. Hunter became President of the Fibers Business Unit in 1995. In September 1997, Monsanto spun off its chemicals business as Solutia Inc., and Mr. Hunter was appointed its President and Chief Operating Officer. He became President and Chief Executive Officer in May of 1999, and added the role of Chairman of the Board on December 1, 1999. Mr. Hunter retired as Chairman, President and Chief Executive Officer of Solutia in 2004. Mr. Hunter is currently a member of the Board of Directors of Penford Corporation and Energizer Holdings, Inc. He received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and an M.B.A. from the University of Houston. Mr. Hunter is a member of the Nominating and Corporate Governance Committee. His commercial, chemical industry and corporate governance experience as the CEO and Chairman of a major chemical manufacturing company are invaluable resources for the Board.

Fred C. Leonard III (66)	1996	Mr. Leonard also served as a director of our subsidiary KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. Since 1972, Mr. Leonard has served as the Chair of the Board, CEO and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas. Mr. Leonard also currently serves as a board member of Integrity Bank, SSB, an independent community bank in Houston, Texas. Mr. Leonard is the Chair of our Compensation and Development Committee and a member of our Audit Committee. He provides the Board with critical expertise in compensation systems and strategies, and as the long-time CEO of private manufacturing company, he brings to the Board leadership experience and a broad-based expertise in a variety of business disciplines.

Stephen A. Thorington (55)	2007	Mr. Thorington was Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company, a New York Stock Exchange listed company from 2002 until he retired from that position in May 2006. He also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Director of Chase Securities and the Chase Manhattan Bank. Mr. Thorington currently serves as a director and audit committee chairman of EQT Corporation, a diversified energy company focusing on Appalachian Basin natural gas production, transportation and distribution, and he is a director, member of the conflicts committee and audit committee chair QRE GP, LLC, the general partner of QR Energy, LP, a publicly traded oil and gas master limited partnership. Mr. Thorington is a member of the Audit Committee and the Nominating and Corporate Governance Committee. The Board looks to Mr. Thorington for his experience and knowledge of accounting matters, financial markets and financing transactions, and for his background in public company investor relations.

Karen A. Twitchell (56)	2010	Ms. Twitchell is currently the Executive Vice President and Chief Financial Officer of Landmark Aviation, where she is responsible for all financial and strategic planning functions. Previously, Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company (a predecessor by merger to LyondellBasell) from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. Before that, she had served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc., and before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University. Ms. Twitchell is a member of the Audit Committee and the Risk Oversight Committee. She brings important experience to the Board in accounting matters, in financing and capital structures, including in international finance, in merger and acquisition transactions and enterprise risk management.

Richard L. Urbanowski (75)	2000	Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, an international specialty chemicals company selling crop protection chemicals and wood preservative products. Mr. Urbanowski began his career with Diamond Alkali Company where he held various positions in research and development, engineering, operations, production, domestic and international sales and business management. He is currently a director of the CropLife of America Foundation. Mr. Urbanowski also served from 2005 until August 2007 as a director of Pioneer Companies, Inc., a publicly-held chemical company. Mr. Urbanowski is our Lead Director, the Chair of the Nominating and Corporate Governance Committee, and is a member of the Compensation and Development Committee. He brings leadership experience and valuable commercial operations experience in the chemical industry to the Board, and has become an important resource for corporate governance matters.

Named Executive Officers Who Are Not Directors
The following table sets forth certain information with respect to our named executive officers who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information

Roger C. Jackson (60)	Mr. Jackson was elected Secretary in 2001, and became Vice President and General Counsel in 2002. Prior to then, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.

Ernest C. Kremling II (47)	Mr. Kremling became our Vice President-Operations in 2008. Prior to that, Mr. Kremling spent 20 years with the Dow Chemical Company in various manufacturing roles, which included project management and plant and site leadership. During the course of his employment with Dow, he worked in Asia for several years and held positions of global responsibility that covered Asia, Europe and South America.

John V. Sobchak (51)	Mr. Sobchak became our Chief Financial Officer (“CFO”) in 2001. Before he joined us, Mr. Sobchak had been the CFO of Novistar, Inc., a joint venture between Torch Energy Advisors, Inc. and Oracle Corporation, and prior to that he had been the Treasurer of Torch Energy Advisors, Inc. He was employed from 1988 to 1997 by Mesa, Inc, a publicly traded oil and gas company, most recently as its Treasurer.
Board of Directors and Committees
Communication with the Board
In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Board or with our non-management directors as a group by written communications addressed in care of our Lead Director, Richard L. Urbanowski or our Corporate Secretary, 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.
All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.
The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no such communications had been received.
Board Meetings
The Board of Directors held six meetings in fiscal year 2011, including special meetings, and took action by unanimous consent in several instances. All directors attended at least 75% of such meetings. All Board members are expected to attend the Annual Meeting and last year they all did attend.
Director Independence
The Board of Directors is composed of eight non-employee directors and two employee directors. Under our guidelines and the listing requirements of The Nasdaq Global Select Market, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all eight of its non-employee directors meet The Nasdaq Global Select Market requirement of independence. The only non-independent directors are Mr. Hatcher, our Chairman, and Mr. Butler, our CEO.
Stock Ownership Guideline for Non-Employee Directors
We have adopted a stock ownership guideline for non-employee directors. Non-employee directors are to own the greater of 4,000 shares or the number of shares of our Common Stock whose value equals three times the sum of their annual retainer plus the value of their equity awards. Non-employee directors have two years from their election to achieve the 4,000 shares level and five years from their election to achieve the 3x guideline, but no director is required to meet the 3x target until July 31, 2013. The Compensation and Development Committee may enforce the guideline by paying director compensation in restricted stock. As of July 31, 2011, each of our non-employee directors had satisfied their applicable requirement.
Board Committee Membership
The Board of Directors has four standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”), a Compensation and Development Committee (“Compensation Committee) and a Risk Oversight Committee. The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent. The table below provides the fiscal year 2011 membership for the four standing committees.

Nominating &
			Corporate		Compensation &
	Audit		Governance		Development		Risk Oversight
	Committee		Committee		Committee		Committee

J. Neal Butler							X
Gerald G. Ermentrout					X		X
Christopher T. Fraser					X		X	*
George W. Gilman	X	*	X
John C. Hunter III			X
Fred C. Leonard	X				X	*
Stephen A. Thorington	X		X
Karen A. Twitchell	X						X
Richard L. Urbanowski			X	*	X

*	Committee Chair
Board Leadership Structure
The Board does not have a policy on whether or not the role of the chairman and CEO should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board makes this choice on the basis of what is best for us at a given point in time. Currently, David L. Hatcher serves as our Chairman, and J. Neal Butler serves as our President and CEO. The Board determined that Mr. Hatcher’s knowledge and past experience as the CEO would serve us well, and his insights have been and continue to be invaluable to the Board.

To ensure the representation of the non-employee directors in the leadership structure, we have designated Richard L. Urbanowski as our Lead Director. The responsibilities of the Lead Director include calling and setting the agenda for executive sessions and other meetings of the non-employee directors, serving as principal liaison for the non-employee directors with the Board Chair and the CEO, substituting for the Board Chair when he is unavailable, and serving as the contact for shareholder communication.
The Board’s Oversight of Risk Management
Responsibility for risk oversight rests with the full Board. Three committees lend support to the Board in reviewing our consideration of material risks and overseeing our management of material risks. The Audit Committee makes inquiries of senior management about our risk assessment and risk management policies. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks. The Compensation Committee reviews compensation policies and practices to ensure that our compensation policies are not reasonably likely to have a material adverse effect. We also have a Risk Oversight Committee to assist the Board with oversight of material risk generally, and specifically to assist with oversight of management’s responsibility to identify, assess, prioritize and manage material risks related to our business, and to ensure alignment between our risk-taking activities and our strategic objectives. We have an enterprise risk management steering committee which is comprised of senior executive management. The steering committee is responsible for the administration of our enterprise risk management process. The Risk Oversight Committee receives regular reports from our enterprise risk management steering committee, and reports regularly to the Board.
Committee Charters and the Code of Business Conduct
The Audit, Governance, Compensation and Risk Oversight Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to directors and all employees, including the CEO, the CFO and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions as they relate to executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.
The charters of the Audit, Compensation, Risk Oversight and Governance Committees, and the Code of Business Conduct, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.
Audit Committee
The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors. The Audit Committee met four times during fiscal year 2011.
The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting and auditing procedures; evaluate the independence of the external auditors; and approve and review any non-audit services to be performed by the independent accountants. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission to us by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee currently consists of four non-employee directors, George W. Gilman, Fred C. Leonard, III, Stephen A. Thorington, and Karen A. Twitchell. Mr. Gilman is the current Chair. Mr. Gilman has served on our Board of Directors since 1996, and he is a certified public accountant. In the course of his career, Mr. Gilman, has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. The Board of Directors has determined that Mr. Gilman is an “audit committee financial expert” within the meaning of that term under the rules of the SEC. The Board has also determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of The Nasdaq Global Select Market and as defined in Securities Exchange Act Rule 10A-3.
Report of the Audit Committee
The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2011, with the independent auditors and management. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
Among other things, the Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States, including those described in auditing standards regarding “The Auditor’s Communication with those Charged with Governance,” and discussed and reviewed the results of the audit by the independent auditors of the financial statements.
In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.
Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2011, for filing with the Securities and Exchange Commission (“SEC”).
Audit Committee:
George W. Gilman, Chair
Fred C. Leonard III
Stephen A. Thorington
Karen A. Twitchell
This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee
The Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines. The committee also plans for the succession of the CEO and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. During fiscal year 2011, the Governance Committee held four meetings. In fulfilling its duties, the Governance Committee, among other things:
•	identifies individuals qualified to be Board members consistent with criteria established by the committee, and with a view to selecting persons whose background and skills support our strategy for increasing shareholder value;

•	recommends to the Board nominees for the next annual meeting of shareholders; and

•	evaluates individuals suggested by shareholders.
In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity. The selection process includes reviewing a candidate’s depth of experience and availability, the balance of the business interest and experience of the incumbent or nominated directors, and the need for any required expertise on the Board or one of its committees, including the expertise needed to support and oversee the execution of our corporate strategy. In making its nominations, the Governance Committee first evaluates the current Board members. The process the Governance Committee uses to accomplish its responsibilities includes having each current director complete a self evaluation, a peer evaluation, an evaluation of the Board of Directors as a whole and an evaluation of each committee of the Board of Directors. The committee has developed a matrix of desirable skills and experience to apply to director candidates and in the appropriate case has retained a third party consulting firm that specializes in locating candidates for the boards of directors of public companies. The objective of this selection process is to assemble a group of Directors with diverse backgrounds and experience that can best represent shareholder interest through the exercise of sound judgment.
The Governance Committee is comprised solely of non-employee directors who are independent within the meaning of listing standards of The Nasdaq Global Select Market. Members of the Governance Committee are Messrs. George W. Gilman, John C. Hunter, III, Stephen A. Thorington and Richard L. Urbanowski. Mr. Urbanowski is the Chair.
The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2013, if such recommendations are received in writing, addressed to the Chair of the committee, Mr. Urbanowski, in care of KMG Chemicals, Inc., at 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099 by July 2, 2012. Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee, although in fiscal year 2011 no such recommendations were received. Directors and members of management may also suggest candidates for director.
Risk Oversight Committee
The Risk Oversight Committee is responsible for leading the Board in reviewing our consideration of material risks, providing oversight of our management on material risks and making recommendations to the Board regarding material risks and risk mitigation where appropriate. The committee is composed of J. Neal Butler, Gerald G. Ermentrout, Christopher T. Fraser and Karen A. Twitchell. Mr. Fraser is the current Chair. The Risk Oversight Committee held four meetings during fiscal year 2011.
Compensation and Development Committee
The Compensation Committee establishes compensation for our CEO and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation, stock option and other equity based compensation plans, which included in fiscal year 2011 our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan. The Compensation Committee is composed currently of four non-employee directors, Gerald G. Ermentrout, Christopher T. Fraser, Fred C. Leonard, III, and Richard L. Urbanowski. Mr. Leonard is the current Chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of The Nasdaq Global Select Market. During fiscal year 2011, the Compensation Committee held three meetings.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Messrs. Ermentrout, Fraser, Leonard (Chair) and Urbanowski. None of them have been our officers or employees nor of any of our subsidiaries or had a relationship requiring disclosure under this caption.
During our fiscal year 2011, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis contains the philosophy underlying our compensation strategy and the major elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as “named executive officers.” Specifically, in this Compensation Discussion and Analysis, we address the following:
•	the objectives underlying our executive compensation program;

•	what our compensation program is designed to reward;

•	the elements of compensation that make up our compensation program;

•	how we determine executive compensation; and

•	other important compensation policies.
Objectives of Our Compensation Program
We manufacture, formulate and distribute specialty chemicals. Our strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that we believe provide an opportunity to obtain a significant market share through further acquisition and growth, that are of a size that larger industry participants often find too small to be attractive, that have products with well established uses, that do not require substantial on-going research and development, and that have significant barriers to entry. To assist in carrying out this strategy, our Compensation Committee has designed our compensation program to:
•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.
What Our Compensation Program Is Designed To Reward
Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider:
•	individual performance of our executives;

•	relative internal relationships within the executive pay structure;

•	compensation at our peer companies; and

•	whether we are capable of providing certain compensation to a particular individual within our budgetary constraints.

The Elements of Our Compensation
In fiscal year 2011, we utilized the following elements of compensation to further our executive compensation philosophy and to assist us in achieving our business strategy:
•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	other broad-based employee benefits; and

•	executive benefits and perquisites.
How We Determine Each Element of Compensation And Why We Pay Each Element
The Compensation Committee continues to refine our compensation program by more heavily weighting the compensation of our named executive officers toward at-risk performance-based incentives. We believe that our compensation program will enhance our profitability and increase shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders.
Once that program has been fully implemented in fiscal year 2012, the Compensation Committee expects that compensation for our named executive officers will be based on the following allocations:
Allocation of Major Elements of Compensation

		Annual Incentives	Long-Term Incentives
Major Elements of Compensation	Base Salary	(Pay at Risk)	(Pay at Risk)
CEO	23%	17%	60%
Other Named Executive Officers	33%	17%	50%
We believe that the achievement of long-term goals increases shareholder value to a greater degree than the achievement of short-term goals. Therefore, to recognize this philosophy, we intend that long-term incentives be weighted more heavily than either base salary or annual incentives.
Below we discuss each element of compensation listed above, including why we elect to pay each element of compensation and how the Compensation Committee determines each element of compensation.
Base Salary
Base salary is compensation paid to an executive for performing specific job responsibilities and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our named executive officers. We initially establish base salary based upon the abilities, accomplishments, and prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis, taking into account internal pay relationships and consistency, the executive’s historical contributions, and the experience, level of responsibility, changes in responsibilities, retention risk and market survey data.
Increases in base salary in fiscal year 2011 were driven by market adjustments as we continue to implement changes to our compensation strategy. We expect these changes to be fully implemented by fiscal year 2012. Once these changes are implemented we intend to pay base salary at approximately the 45th percentile (90% of the median) of the actual market survey data/national survey and peer group data. See “How We Determine Executive Officer Compensation—Benchmarking and Other Market Data.” Before adjustments to base salaries in October 2010, the base salaries for our named executive officers ranged between the 43rd and 44th percentiles of the actual market survey data used for fiscal year 2010. After our October 2010 salary increases, base salaries of our named executive officers ranged between the 43rd and 45th percentiles of the actual market survey data used for fiscal year 2011. In addition, increases in base salary reflect that we have grown substantially in size and in the complexity of our operations with the acquisition of the electronic chemicals business in December 2007.

Annualized Base Salaries of Named Executive Officers

Year	Butler	Jackson	Kremling	Sobchak
FY 2010	$409,000	$218,000	$220,000	$223,000
FY 2011	$426,000	$229,000	$240,000	$242,000
% Increase	4.2%	5.0%	9.1%	8.5%
Annual Incentive Compensation
Our annual incentive compensation is designed to focus and motivate our executives to achieve our strategic objectives.
The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO the day-to-day responsibility for the program. Annual incentive compensation rewards executives based upon achievement of the performance objectives, strategic objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO, as to other executive officers. The Compensation Committee establishes the objectives for the CEO. Each objective receives greater or lesser weight based primarily on the Compensation Committee’s evaluation of the relative importance of the objective. The Compensation Committee evaluates each particular individual’s achievement or progress toward the objectives, and determines the degree to which the objectives have been achieved. The Compensation Committee may make adjustments to the objectives or weight given to a particular objective to take into account special or unforeseen circumstances, it did not do so in fiscal year 2011.
Annual incentive compensation is paid as a percentage of base salary based upon the proportion that performance objectives are achieved. The annual incentive is calculated for each performance objective using the formula: Base Salary × % Objective Achieved × % Objective Weight. When our compensation strategy is fully phased-in, the Compensation Committee intends to set annual incentive compensation at approximately the median of the national survey and our peer group data
The Board of Directors establishes company performance objectives based upon one or more of the following performance measures: return on equity, assets, capital or investment; revenue growth; earnings per share growth; gross margin; and operating cash flow or cash flow from operating activities. These objectives may be identical for all executives or may differ among executives to reflect more appropriate measures related to a particular individual’s performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.
For fiscal year 2011, the table below lists the objectives and their relative weights used in determining the annual incentive compensation for our named executive officers.
Annual Incentive Performance Objectives and Weightings in Fiscal Year 2011
for the Named Executive Officers

Performance Objective	Butler	Jackson	Kremling	Sobchak
Earnings per Share	25%	25%	25%	25%
Return on Invested Capital	20%	20%	20%	20%
Strategic Plan Goals	30%	0%	0%	0%
Personal Objectives	25%	55%	55%	55%
For fiscal year 2011, our earnings per share performance objective at target was $1.44 per share and the return on invested capital performance objective was 17.5% at target. For fiscal year 2011, our earnings per share was $0.85, which did not satisfy the threshold level for the annual incentive objective. Return on invested capital for fiscal year 2011 was calculated by dividing operating income by total assets less accounts payable. Solely for the purpose of establishing annual incentive compensation for fiscal year 2011, the committee determined that the return on invested capital did not satisfy the threshold level for the annual incentive objective.
Strategic goals and personal goals for named executive officers are selected by the Compensation Committee based on input from the CEO, as to other executive officers, and the input of other Board members. Only Mr. Butler had strategic goals for fiscal year 2011, and they involved leading our strategic initiatives and updating our 5-year strategy, leading our enterprise risk management (“ERM”) and crisis management initiatives and pursuing the identification of a new business area for potential acquisitions.

The personal goals for each individual are generally selected from areas of our business where the executive has the most direct and substantial involvement, and usually number from three to about six items. They are often very specific, and usually include initiating or completing projects having a strategic or operational impact. Although achievement of the strategic and personal goals is determined by the Compensation Committee most often on the basis of a subjective or qualitative analysis, the committee tries to define the goals in a way that they can readily determine that they have been met. When the goals lend themselves to a quantitative approach, that method is used. In fiscal year 2011, the personal goals of the named executive officers were:
Neal Butler
•	Develop a comprehensive strategy for our animal health business that is consistent with our corporate strategy

•	Lead our external investor relations efforts to expand our visibility in the investment community

•	Further develop our processes to foster improved communication and teamwork with our Board and its individual members
John Sobchak
•	Supervise completion of acquisition integration as they pertain to accounting systems, SOX control testing and information technology (“IT”)

•	Enhance and manage the CFO succession plan, including training for potential candidates

•	Develop and expand our investor and public relations

•	Develop a tracking and reporting tool to benchmark general and administrative costs

•	Update and implement a comprehensive IT strategy
Ernie Kremling
•	Achieve a .75 injury rate/200,000 man hours per year

•	Have less than 4 process safety incidents per year

•	Develop a production continuity plan for one facility

•	Achieve operations synergies for our General Chemical acquisition

•	Establish a corporate continuous improvement plan

•	Expand succession planning and employee development across operations
Roger Jackson
•	Complete second stage records retention

•	Expand legal support

•	Implement improved disaster recovery processes for essential corporate records

•	Implement enhanced training of employees on legal topics

•	Implement improved processes for contracting with third parties

Each executive’s objectives have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for executives is generally set based on performance at 100% of budget for the fiscal year. Threshold performance is generally set at 90% of budget, and the maximum award level is generally set for performance at 120% of budget. The following table describes the potential award, as a percentage of base salary, for the named executive officers at the Threshold, Target and Maximum levels (between threshold and target and between target and maximum, the award is interpolated based on the percentage of the objective determined by the Compensation Committee to have been achieved):
Potential Annual Incentive Levels as a Percentage of Base Salary for Objectives
for Fiscal Year 2011 for the Named Executive Officers

Name/Title	Threshold	Target	Maximum
J. Neal Butler, CEO and President	23%	75%	98%
John V. Sobchak, Vice President and CFO	15%	50%	65%
Roger C. Jackson, Vice President and General Counsel	15%	50%	65%
Ernest C. Kremling II, Vice President—Operations	15%	50%	65%
Prior to our October 2010 increases in salary and annual incentive compensation, base salaries in fiscal year 2011 plus the target level of annual incentive compensation for our named executive officers ranged between the 40th and 44th percentiles of the actual market survey data used for fiscal year 2010. After the October 2010 increases in salary and annual incentive compensation took effect, base salaries plus the target level of annual incentive compensation in fiscal year 2011 for our named executive officers ranged between the 45th and 56th percentiles of the actual market survey data used for fiscal year 2011.
For fiscal year 2011, the committee determined that Mr. Butler had satisfied one of his strategic goals at target and two between target and maximum, and satisfied two of his personal objectives at target and one between target and maximum. The committee also determined that Mr. Sobchak achieved three personal goals at target and two between target and maximum, Mr. Jackson achieved two personal goals at threshold and three at target, and Mr. Kremling achieved one goal at target, two at maximum and three goals between target and maximum.
In fiscal year 2011, the annual incentive compensation actually earned by our named executive officers ranged from 18.8% to 42.4% of their respective base salaries. The table below indicates the annual incentive award paid to the named executive officers by performance objective for fiscal year 2011, as a percentage of base salary. Mr. Butler’s 2011 annual incentive compensation was approximately $181,000, Mr. Sobchak’s was $70,000, Mr. Jackson’s was $43,000 and Mr. Kremling’s was $80,000.
Award Level Paid as a Percentage of Base Salary for Fiscal Year 2011

Performance Objective	Butler	Jackson	Kremling	Sobchak
Earnings per Share	—	—	—	—
Return on Invested Capital	—	—	—	—
Strategic Plan Goals	23.7%	—	—	—
Personal Objectives	18.7%	18.8%	33.3%	29.0%

Total	42.4%	18.8%	33.3%	29.0%
Long-Term Incentive Compensation
General
We provide senior executives, including our named executive officers, with long-term equity compensation tied to our performance. We believe that this aligns the financial interests of our executives with the interests of our shareholders and motivates our executive officers to enhance shareholder value. Additionally, the Compensation Committee believes that long-term equity compensation serves as an important retention tool. Long-term equity compensation can comprise the largest percentage of executive compensation. When our refined compensation approach is fully implemented, long-term equity incentives for senior executives will be targeted above the market median if performance objectives are achieved.
In the past, we have awarded equity compensation in two forms: stock options and performance-based restricted stock awards. The Compensation Committee currently administers equity incentives under our 1996 Stock Option Plan, our 2004 Long-Term Incentive Plan, and our 2009 Long-Term Incentive Plan.
Stock options that were granted in the past to employees under our 1996 plan remain outstanding. We stopped issuing stock options under the 1996 Stock Option Plan in fiscal year 2005, and the plan terminated on July 31, 2007. Although the Compensation Committee has had the power to grant stock options under the 2004 and 2009 Long-Term Incentive Plans, no stock options have been granted under either plan. Beginning in fiscal year 2006, we have granted performance-based restricted stock awards to certain executives.

The Compensation Committee determines long-term incentive award levels and the types of awards after the release in October of financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his expected role in our future performance and on our financial performance. In setting new long-term equity awards, the Compensation Committee also considers prior stock option and performance-based restricted stock awards made to the executive officer, which were often made as new hire awards. When the awards are considered, the value of stock option awards is annualized over a 10-year period. Stock options are valued using the Black-Scholes method. Performance-based restricted stock awards are valued at 100% of the grant date stock price.
Performance-Based Restricted Stock Awards
Current long-term incentives are outlined below for the targeted market percentile of our peer group for all executives. In fiscal year 2011, the Compensation Committee chose to use performance-based restricted stock for long-term incentives because it has a greater perceived value to executives over stock options, since their expected base value is not dependent on share price appreciation. Performance-based restricted stock, when compared to stock options, is usually favored by shareholders because of the direct link to company performance, and the fact that restricted stock is less subject to the effect of the timing of the grant. The Compensation Committee has also designed performance-based restricted stock awards to encourage retention of executives by using three year performance periods.
Performance-based restricted stock awards were granted to each of the named executive officers in fiscal year 2011. The awards were granted as Series 1 and Series 2 awards of shares of restricted stock, subject to performance vesting requirements. Performance under the awards is measured over a three-year period beginning August 1, 2010. We also granted Series 1 and Series 2 awards of restricted shares to employees other than the named executive officers. The awards grant up to an aggregate maximum amount of 103,298 shares of performance-based restricted stock to the named executive officers and the other employees. Shares for all recipients vest based on satisfaction of performance requirements at the end of the three years.
The fiscal year 2011 Series 1 awards granted the named executive officers up to an aggregate of 51,150 shares of restricted stock, subject to performance requirements of revenue growth and average return on invested capital (operating income divided by average total assets less payables), for the three year measurement period. The Series 2 awards granted the named executive officers up to an aggregate of 34,099 shares of restricted stock, subject to a performance requirement of earnings per share growth over the three year measurement period. The individual awards to particular named executive officers are described in the Grants of Plan Based Awards table.
When considering the individual awards, the Compensation Committee determines, based on market survey data, a target award level as a percentage of base pay appropriate for each executive. The value of the restricted stock used to calculate the number of shares then awarded may take into consideration anticipated share appreciation, and in fiscal year 2011 the Compensation Committee assumed a Common Stock price of $17.16 per share when establishing awards (at the beginning of the 3-year performance measurement period for the awards the actual share price was $15.22). Our fiscal year 2011 long-term incentive awards were at or above the market median of the market survey data, when using the higher share value. The Compensation Committee’s overall strategy for the long-term incentive component of compensation is to target above the market median if performance objectives are achieved. Based on the market survey data and the plan to phase implementation of the compensation strategy through fiscal year 2012, the committee determined to make the performance awards a greater proportion of total compensation than in prior years.
Prior to our October 2010 salary increases, total targeted direct compensation for the named executive officers ranged between the 45th and 52nd percentiles of the actual market survey data used for fiscal year 2010. After the October 2010 base salary increases took effect, and including long-term equity awards in fiscal year 2011, total targeted direct compensation for the named executive officers ranged between the 49th and 67th percentiles of the actual market survey data used for fiscal year 2011. The Grants of Plan Based Awards table sets forth the performance-based restricted stock awards made to the named executive officers in fiscal year 2011.

In fiscal year 2011, the number of shares of restricted stock listed below vested for the following named executive officers from the Series 1 and Series 2 performance-based restricted stock awards granted in fiscal year 2009:
Performance-Based Restricted Stock Awards Vested in Fiscal Year 2011

Long-Term Incentive Performance Objectives	Butler	Jackson	Kremling	Sobchak
Average annual earnings before interest, tax, depreciation and amortization divided by average assets in relationship to cumulative revenue growth (Series 1) (1)	8,022	1,980	3,167	2,723
Cumulative Growth in Earnings per Share (Series 2) (2)	—	—	—	—

Total	8,022	1,980	3,167	2,723

(1)	For the three years ended July 31, 2011, the average annual return on assets percentage was 17.6% and the cumulative revenue growth was $665.7 million, which resulted in 36.25% of the maximum award vesting.

(2)	For the three years ended July 31, 2011, the cumulative growth in earnings per share was $3.10 per share, which was less than the required minimum of $3.58 per share. No award vested.
Time-Based Awards
In fiscal year 2011, we granted time-based restricted stock awards to executives other than the named executive officers. The awards grant up to an aggregate amount of 5,769 shares of time-based restricted stock to those employees. Each of the time-based restricted stock awards granted in fiscal year 2011 vest over a three-year period.
Stock Options
The Outstanding Equity Awards at 2011 Fiscal Year End table sets forth the number and dollar value of options outstanding as of July 31, 2011, made previously to certain named executives. The plan does not allow the re-pricing of options without stockholder approval. The Compensation Committee also prohibits the cancellation and re-issuance of options.
Broad-based Employee Benefits
Our employee benefits are designed to allow us to be attractive to current and potential employees and to remain competitive in the market.
Health and Welfare Plans
We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefits as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.
Retirement Plans
We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. In calendar years 2010 and 2011, participants may contribute up to $16,500 of their compensation. We make matching contributions under the plan up to 3% of the participant’s compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $5,500 per year. Employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Executive Benefits and Perquisites
Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive, other than the supplemental executive retirement plan outlined below.
Supplemental Executive Retirement Plan
We adopted a supplemental executive retirement plan (“SERP”) in fiscal year 2001. Only executives specifically designated by us may be participants in the plan, and currently none of our named executive officers is a participant in the plan. The plan only has one participant, Mr. Mitchell, and he has announced that he will retire at the end of calendar 2011.
The SERP is unfunded, and amounts payable to participants are our general obligations. The SERP provides that an executive will be paid a supplemental retirement benefit for 10 years equal to a percentage of the participant’s three-year average base salary at normal retirement multiplied by the years of credited service up to a maximum of 20 years. The benefit payable to participants is reduced by the equivalent actuarial value of our portion of the contributions to the 401(k) plan and one-half of social security benefits. Normal retirement is the earlier of age 65 and completion of 10 years credited service or age 60 with 30 years credited service. Early retirement is possible after reaching age 60 and completion of 10 years credited service. A participant may elect payment of benefits in any one of the following forms: Joint and 100% Survivor Annuity, Joint and 50% Survivor Annuity, 10 Year Certain and Life, and Single Sum. The Compensation Committee, in its sole discretion and without any obligation to exercise reasonable discretion, may approve a single sum payment. If the Compensation Committee does not grant approval of a single sum payment, a participant must elect to receive benefits in any one of the other three options. If a participant’s employment with us terminates before attainment of early retirement or normal retirement age, and if that termination is not due to death or disability, benefits that would otherwise be payable under the SERP may be forfeited. The CEO, with the consent of the Compensation Committee, may waive the application of this provision.
Employment and Severance Agreements
We have employment agreements that contain severance provisions with three of our named executive officers and one other employee. One named executive officer is eligible for severance payments under our executive severance plan along with one other employee.
Currently, each employment agreement automatically renews for a one-year period, and will continue to do so unless we provide at least 60 days prior written notice of non-renewal. Under the terms of all but one of the employment agreements, if we terminate the executive’s employment (other than for cause or due to death or disability) or elect not to extend the executive’s term of employment for the renewal term, or if the executive voluntarily terminates his employment for good reason following a change of control, then we must pay the executive a termination payment equal to a multiple of his base salary at termination. See “Potential Payments upon Termination or Change in Control” for additional information.
The employment and severance agreements contain provisions for the assignment to us of any right, title and interest in all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks, and any applications related thereto, during their respective employment. In addition, each agreement contains provisions prohibiting the disclosure of confidential information.
Additionally, each executive signed an agreement with non-compete obligations prohibiting the executive from engaging and being financially interested in any business which is competitive with us during his term of employment and for a period of one year after his employment with us terminates, unless he first obtains our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.
Executive Severance Plan
The Board of Directors approved an executive severance plan in fiscal year 2009. The plan provides that any regular, full-time employee who is designated by the Compensation Committee may become a participant. As of the date of this Proxy Statement, three named executive officers, Messrs. Butler, Kremling, and Sobchak, have been designated as participants under the plan. The Compensation Committee intends, in appropriate cases, to use the plan to offer severance to eligible employees, including future hires. In anticipation of additional participants, the Compensation Committee has established three participation levels. The plan may also be used to offer severance payments in lieu of the severance payments under current employment or severance agreements to eligible employees wishing to convert to the plan.

The plan is designed to provide an eligible employee with a severance payment in the event of a qualifying termination, which is with respect to an eligible employee who (i) is affirmatively discharged from employment by us, other than a discharge for cause, or (ii) voluntarily terminates for good reason, as defined in the plan. The severance benefit is based on the participation level of the eligible employee as assigned by the Compensation Committee, and is calculated at a multiple of (i) base salary or (ii) base salary and annual incentive award at the target level. The severance benefit is paid in a lump sum.
For a qualifying termination occurring more than 30 days before a change of control, the severance benefit is 2.0x, 1.5x or 1.0x of base salary for the three participation levels. The highest participation level is for a CEO-participant, the second is for other senior executives who are participants and the third level is for all other participants. For a qualifying termination occurring within 30 days before or two years after a change of control, the benefit is 2.5x, 2.0x or 1.5x of base salary plus annual incentive compensation at the target level. If the qualifying termination was not for cause but was instead related to performance issues, the severance benefit is 1.0x, 0.75x or 0.5x of base salary only. In the case of a qualifying termination occurring within 30 days before or two years after a change of control or a qualifying termination occurring for good reason, the eligible employee is also paid a prorated portion his or her annual incentive compensation.
In order for an eligible employee to receive severance benefits under the executive severance plan, he or she must execute and deliver an acceptable release of all claims.
How We Determine Executive Officer Compensation
Role of the Compensation Committee
The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with Nasdaq Global Select Market rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code, and is responsible for establishing, reviewing, approving and monitoring the compensation paid to the named executive officers.
Role of Executive Officers in Setting Compensation
Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other executive officers. He makes compensation recommendations with respect to base salary merit increases and annual and long-term incentive awards that are then reviewed by the Compensation Committee and passed on to the Board for approval. Since our CEO is a member of the Board, he has input on the final approval of the overall compensation program. The Board, excluding the CEO, based upon the recommendation of the Compensation Committee makes decisions related to the CEO’s compensation.
The CFO is available to evaluate the financial implications of the Compensation Committee’s actions.
The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CFO, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.
Benchmarking and Other Market Data
The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants. In fiscal year 2011, the Compensation Committee engaged Stone Partners, Inc. to advise it on executive compensation. Stone Partners, Inc. is independent of us, reports directly to the Compensation Committee and has no other business relationship with us other than assisting the Compensation Committee with its executive compensation and board compensation practices. In fiscal year 2011, we incurred expense of approximately $59,000 with Stone Partners, Inc. The Compensation Committee and Stone Partners, Inc. review salaries based on our current and projected company size and annual and long-term incentive programs established for each executive’s position based on data from general industry surveys and our peer companies relating to our current and projected company size.

For fiscal year 2011, Stone Partners, Inc. prepared an analysis of comparative data from the Watson Wyatt and Economic Research Institute national surveys and data from a peer group of publicly-traded chemical companies of base salaries, annual and long-term incentive targets. The base salary data was aged 6.8% in consideration of increase size of the company and market base salary increase trends. We collectively refer to the national surveys and peer group information as “market survey data” in this discussion. The composition and performance of the peer group is reviewed each year. For fiscal year 2011, the peer group included 13 publicly-traded chemical companies having comparable annual revenues and a comparable value for ongoing operations: American Pacific Corporation, American Vanguard Corporation, Balchem Corporation, Cabot Microelectronics Corp., Calgon Carbon, Inc., Cambrex Corporation, Chase Corporation, Hawkins Inc., Landec Corporation, Oil-Dri Corporation, Park Electrochemical Corp., Penford Corp. and WD 40 Corporation. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the Compensation Committee as a reference point for establishing base salary, annual incentive targets and total direct compensation, the compensation of individual executives may vary above or below the reference point because of the background, personal performance, skills and experience, the comparative compensation of our executives and our ability to provide certain compensation within our budgetary constraints.
Other Important Compensation Policies
Consideration of Risk
The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of our executive compensation during fiscal year 2011 to determine whether any portion of executive compensation encouraged excessive risk taking. Management assessed risk with respect to the compensation of other employees. Management then reviewed this risk assessment with the Compensation Committee. Management and the Compensation Committee believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.
Financial Restatement
The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer. Our performance-based restricted stock awards include a provision authorizing recoupment.
Stock Ownership Requirements for Named Executives
We have adopted a stock ownership requirement for certain executives that is measured as of the end of each fiscal year. The requirement calls for stock ownership related to base salary to equal three times base salary for the CEO, two times base salary for the VP-Operations, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership by August 1, 2012. As of July 31, 2011, our CEO, Mr. Butler, owned 35,431 shares of Common Stock, our CFO, Mr. Sobchak, owned 28,403 shares, our Vice President of Operations, Mr. Kremling, owned 7,800 shares and our Chief Legal Officer, Mr. Jackson, owned 64,574 shares. If the required stock ownership level is not met by an executive, the Compensation Committee may pay out the after-tax portion of any cash bonus due to that executive in shares of our Common Stock.
Trading in Our Stock Derivatives
Our Insider Trading Policy prohibits directors and employees from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Tax and Accounting Implications of our Forms of Compensation
Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our three other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. None of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.
Our compensation program contains the following tax and accounting implications:
•	Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our three other highest paid executives).

•	Annual incentives are expensed during the year when payout is probable. Annual incentives paid under our shareholder-approved 2004 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan meet the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•	Stock options are expensed over the vesting period. Our 1996 Stock Option Plan and our 2004 and 2009 Long-Term Incentive Plans have been approved by shareholders, and awards are deductible under Section 162(m) of the Code.

•	Performance-based restricted share awards are expensed over the performance and service period when payout is probable. Our plan has been approved by shareholders and compensation is deductible under Section 162(m) of the Code. No dividends are paid on performance restricted stock until shares are actually issued.

•	Our 401(k) contributions and SERP benefits are accrued and expensed in the year of service.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee:
Gerald G. Ermentrout
Christopher T Fraser
Fred C. Leonard III, Chair
Richard L. Urbanowski

The following table presents information for the three fiscal years ended July 31, 2011 for our President and CEO, our Vice President and CFO, and our other two named executive officers. We have four named executive officers.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
J. Neal Butler, Director, President and CEO	2011	423,000	500	631,243	—	180,784	13,623	1,249,150
	2010	393,277	750	677,203	—	350,460	11,798	1,433,488
	2009	339,454	500	117,654	—	132,018	11,516	601,142

John V. Sobchak, Vice President and CFO	2011	238,245	500	259,289	—	70,151	8,455	576,640
	2010	215,655	750	223,967	—	133,183	6,224	579,779
	2009	193,345	500	39,939	—	57,233	6,093	297,110

Roger C. Jackson, Vice President, General Counsel and Secretary	2011	227,108	500	170,241	—	43,092	8,198	449,139
	2010	208,375	750	181,593	—	101,816	7,561	500,095
	2009	178,590	500	29,045	—	43,210	5,964	257,309

Ernest C. Kremling, Vice President—Operations	2011	235,992	500	273,374	—	79,853	9,060	598,779
	2010	216,769	750	239,470	—	116,820	6,520	580,329
	2009	210,684	500	46,446	—	61,152	7,423	326,205

(1)	A holiday bonus given to employees.

(2)	Stock awards and option awards reflect the grant-date fair value of awards granted in each of the respective fiscal years calculated in accordance with accounting principles generally accepted in the United States. Stock awards represent the fair value of the award based on the probable outcome of the performance conditions for performance awards, as determined on the date of grant. Amounts included here reflect the expected vesting of 100% for each of the Series 1 and Series 2 performance awards as determined on the date of grant. No option awards were granted in each of three fiscal years presented. The assumptions used in calculating those amounts are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011. See also the table respecting Grants of Plan-Based Awards for the fiscal year 2011 award.

(3)	Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Under our 401(k) plan for United States based employees, we match up to 3% of participant’s compensation. All other compensation included in the table was for matching contributions to our 401(k) plan plus an amount for annual executive physicals.

The following table presents information respecting grants of plan based awards for fiscal year 2011.
Grants of Plan-Based Awards

				Estimated Future
				Payouts Under			Grant Date
		Estimated Future Payouts		Equity Incentive Plan			Fair
		Under Non-Equity		Awards		All Other	Value of
	Grant	Incentive Plans(1)		(#)(1) (2)		Stock	Stock
Name	Date	Target	Series	Target	Maximum	Awards	Awards(3)
J. Neal Butler	12/7/2010	$ 180,784	Series 1	24,201	24,201	—	$378,746
			Series 2	16,134	16,134	—	$252,497
John V. Sobchak	12/7/2010	$ 70,151	Series 1	9,941	9,941	—	$155,577
			Series 2	6,627	6,627	—	$103,712
Roger C. Jackson	12/7/2010	$ 43,092	Series 1	6,527	6,527	—	$102,148
			Series 2	4,351	4,351	—	$68,093
Ernest C. Kremling	12/7/2010	$ 79,583	Series 1	10,481	10,481	—	$164,028
			Series 2	6,987	6,987	—	$109,346

(1)	See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	On December 7, 2010, certain executives, including executives in the above table, were granted performance-based restricted stock awards, Series 1 and Series 2.

(3)	This amount represents that aggregate grant date fair value, which is generally the amount that we expect, as of the grant date, to expense on our financial statements over the award’s vesting schedule. See note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011. The Series 1 awards are subject to a performance requirement composed of revenue growth and annual return on invested capital measured across a three-year period beginning August 1, 2010. The maximum award vests if, over the measuring period, the average annualized revenue growth rate is at least 12.1% while the average annual return on assets is at least 22.0%. Based on performance through July 31, 2011, we projected that 47.5% of the Series 1 awards would vest. The Series 1 award was projected to have an aggregate grant-date fair value of $800,499 for the executives presented in the table based on the grant date price of our Common Stock of $15.65. The Series 2 awards are subject to a performance requirement pertaining to the growth rate in our earnings per share over the same three year measurement period. If the annualized increase in earnings per share is 12.5% over the measuring period, a threshold of 20.0% of the award would vest. If the annualized increase is at least 26.5%, the entire award would vest. In our consolidated financial statements for the year ended July 31, 2011, we estimated that 0% of the Series 2 award would vest. The aggregate grant-date fair value of the award for the executives in the table was projected to be $533,648 based on the grant date price of $15.65 for our Common Stock.

The following table presents information respecting outstanding equity awards at July 31, 2011. In fiscal year 2011, we did not grant any stock option awards.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)				Stock Awards (1)
		Equity Incentive			Equity Incentive		Equity Incentive
	Number of	Plan Awards			Plan Awards:		Plan Awards:
	Securities	Number of			Number of		Market or Payout
	Underlying	Securities			Unearned Shares,		Value of Unearned
	Unexercised	Underlying	Option		Units or Other		Shares, Units or
	Options	Unexercised	Exercise	Option	Rights That Have		Other Rights That
	Exercisable	Unearned Options	Price	Expiration	Not Vested		Have Not Vested
Name	(#)	(#)	($)	Date	(#)		($)(4)
J. Neal Butler	5,000		4.37	3/8/2016	11,495	(2)	192,656
	15,000		4.37	3/8/2017	—	(2)	—
	15,000		4.37	3/8/2018	7,839	(3)	131,382
	15,000		4.37	3/8/2019	3,484	(3)	58,392

	15,000		4.37	3/8/2020	22,818		382,430
	15,000		4.37	3/8/2021
		15,000	4.37	3/8/2022
		15,000	4.37	3/8/2023
		15,000	4.37	3/8/2024

John V. Sobchak	5,000		3.58	6/26/2015	4,722	(2)	79,141
	7,500		3.58	6/26/2016	—	(2)	—
	2,500		3.58	6/26/2017	2,593	(3)	43,459
	2,500		3.58	6/26/2018	1,152	(3)	19,308

	2,500		3.58	6/26/2019	8,467		141,908
	2,500		3.58	6/26/2020
	2,500		3.58	6/26/2021

Roger C. Jackson					3,100	(2)	51,956
					—	(2)	—
					2,102	(3)	35,230
					934	(3)	15,654

					6,136		102,840

Ernest C. Kremling					4,978	(2)	83,431
					—	(2)	—
					2,772	(3)	46,459
					1,232	(3)	20,648

					8,982		150,538

(1)	Outstanding option awards reflect grants under our 1996 Stock Option Plan which terminated effective July 31, 2008. Stock awards reflect grants of performance-based restricted stock awards and time-based restricted stock awards under our 2009 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011.

(2)	Represents fiscal year 2011 awards under our 2009 “Term Long-Term Incentive Plan of Series 1 and Series 2 performance-based restricted stock. Awards vest July 31, 2013, if performance requirements are satisfied. The table reflects our estimate that 47.5% of the Series 1 awards and 0% of the Series 2 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011. See the table “Grants of Plan Based Awards.”

(3)	Represents fiscal year 2010 awards under our 2009 Long-Term Incentive Plan of Series 1 and Series 2 performance-based restricted stock. Awards vest July 31, 2012, if performance requirements are satisfied. The table reflects our estimate that 30.0% of the Series 1 awards will vest and 20.0% of the Series 2 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011.

(4)	Market value is calculated based on the Company’s closing stock price on July 29, 2011 of $16.76.

The following table presents information respecting options exercised and stock vested by named executive officers during fiscal year 2011.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	On	Acquired	On
Name	Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)(1)
J. Neal Butler	—	—	8,022	134,449
John V. Sobchak	—	—	2,723	45,637
Roger C. Jackson	50,000	546,000	1,980	33,185
Ernest C. Kremling	—	—	3,167	53,079

(1)	Value on vesting is calculated based on the Company’s closing stock price on July 29, 2011.
Potential Payments upon Termination or Change in Control
The following describes the payments and benefits that would be provided to each named executive officer in the event that this employment is terminated with us for any reason, including death, disability, retirement, voluntary termination, termination for cause and termination without cause, with and without a change in control.
We have employment agreements that contain severance provisions with one of our named executive officers, Mr. Jackson, and one other employee. Three named executive officers, Mr. Butler, Mr. Kremling and Mr. Sobchak, are participants eligible for severance payments under our Executive Severance Plan (the “ESP”) along with one other employee. Under the terms of the employment agreements that contain severance provisions, if we terminate the executive’s employment (other than for cause or due to death or disability) or elect not to extend the executive’s term of employment for the renewal term, or if the executive voluntarily terminates his employment for good reason due to a change of control, then we must pay the executive a termination payment equal to a multiple of his base salary. Mr. Jackson’s multiple is three times base salary. The termination payments are paid in a lump sum at termination, except that Mr. Jackson’s amounts would be paid in equal annual payments if the termination is not within one year of a change of control. If the termination or election not to extend the employment agreement by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then any option to acquire shares of our Common Stock held by the executive becomes fully vested as of the date of termination, and are exercisable for a period of two years. Under the ESP, Mr. Sobchak and Mr. Kremling would be paid severance equal to a pro-rated portion of annual incentive compensation plus a lump sum payment of 1.5 times base salary if the termination of employment was not in connection with a change of control, or 2.0 times the sum of base salary and target annual incentive, if it was in connection with a change of control. For Mr. Butler, the multiples are 2.0 times base salary, or 2.5 times the sum of base salary and target annual incentive. Currently outstanding options do not vest for termination upon death or disability. Performance-based restricted awards do not vest on termination, except upon death, total and permanent disability or retirement. On death and total and permanent disability, performance-based restricted awards vest proportionally based on months of service in the three year performance measurement period, but based on performance achieved as of the termination. On retirement, the awards vest 100%, subject to satisfaction of the performance criteria at the end of the performance measurement period. Resignation by the executive for “good reason” includes failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by us. A “change of control” includes, among other events, the acquisition by an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding Common Stock.

The table below presents information respecting amounts payable upon a death, disability, or termination of a named executive officer as of July 31, 2011.

						Termination
						Without
					Termination	Cause but
			Voluntary	Termination	Without Cause	with a
		Disability	Termination	For Cause	But No Change	Change of
Name	Death ($)	($)	($)(4)	($)	of Control ($)	Control ($)
J. Neal Butler Incentive Bonus(1)	—	—	—	—	180,784	180,784
Cash Severance(2)	—	—	—	—	846,000	1,850,625
Value of Unvested Stock Options(3)	—	—	—	—	—	557,550
Value of Unvested Stock Awards(5)	190,725	190,725	—	—	—	—

John V. Sobchak Incentive Bonus(1)	—	—	—	—	70,151	70,151
Cash Severance(2)	—	—	—	—	357,368	714,735
Value of Unvested Stock Options(3)	—	—	—	—	—	—
Value of Unvested Stock Awards(5)	68,170	68,170	—	—	—	—

Roger C. Jackson Incentive Bonus(1)	—	—	—	—	43,092	43,092
Cash Severance(2)	—	—	—	—	681,324	681,324
Value of Unvested Stock Options	—	—	—	—	—	—
Value of Unvested Stock Awards(5)	51,237	51,237	—	—	—	—

Ernest C. Kremling Incentive Bonus(1)	—	—	—	—	79,853	79,853
Cash Severance(2)	—	—	—	—	353,988	707,976
Value of Unvested Stock Options	—	—	—	—	—	—
Value of Unvested Stock Awards(5)	72,494	72,494	—	—	—	—

(1)	The amount is the actual incentive award for fiscal year 2011.

(2)	Multiple of the sum of base salary or base salary and target incentive bonus for the year in which the termination occurs for Messrs. Butler, Sobchak and Kremling, and a multiple of base salary for Mr. Jackson.

(3)	The value of the unvested options is computed using the closing price of our Common Stock on July 29, 2011 of $16.76.

(4)	None of our executive officers are eligible for retirement, and any retirement would be treated as a voluntary termination.

(5)	For unvested stock awards, the service period requirement is prorated as of July 31, 2011 for death and disability, and the performance objectives are estimated as described in notes 2 and 3 to the Outstanding Equity Awards at Fiscal Year—End table.

The table below presents information respecting compensation paid to directors in fiscal year 2011 who were not named executive officers. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.
Director Compensation

	Fees Earned			Non-Equity
	Or Paid in	Stock	Option	Incentive Plan	All Other
	Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)
Gerald G. Ermentrout	37,800	50,000	—	—	—	87,800
Christopher T. Fraser	45,600	50,000	—	—	—	95,600
George W. Gilman	56,200	50,000	—	—	—	106,200
David L. Hatcher(3)	—	—	—	—	309,830	309,830
John C. Hunter, III	8,400	29,167				35,567
Fred C. Leonard, III	42,800	50,000	—	—	—	92,800
Stephen A. Thorington	39,200	50,000	—	—	—	89,200
Karen A. Twitchell(4)	39,200	50,000	—	—	—	89,200
Richard L. Urbanowski	66,800	50,000	—	—	—	116,800

(1)	Each director is paid a fee of $2,000 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $20,000 per year. Directors are also paid $1,400 for attending committee meetings and business meetings, and the Chair of each committee is paid a retainer of $5,000 per year, except for the Chair of the Audit Committee who is paid a retainer of $10,000 per year. The Lead Director, currently Mr. Urbanowski, is selected from among the non-employee directors, and the Lead Director is paid an annual retainer of $15,000. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.

(2)	This amount represents the aggregate grant date fair value, which is generally the amount that we expect, as of the grant date, to expense in our financial statements over the award’s vesting period. The assumptions used in calculating the compensation expense are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2011.

(3)	Mr. Hatcher is a non-executive employee. All other compensation for Mr. Hatcher includes salary, a holiday bonus of $500 and a matching contribution under our 401(k) plan for United States based employees.
PROPOSAL 2:
RATIFIFCATION OF OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2012
The Board of Directors has appointed UHY LLP as independent registered public accounting firm and auditors to conduct the annual audit of our accounts for fiscal year 2012. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of UHY LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.
UHY LLP acts as our principal independent registered public accounting firm. UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.
The Board of Directors recommends that you vote to ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year 2012. Unless otherwise indicated, all properly executed proxies received by us will be voted “FOR” such ratification at the Annual Meeting.

Principal Accounting Firm Fees
The aggregate fees billed by our independent registered public accounting firm and auditors, UHY LLP for professional services rendered to us for the two fiscal years ended July 31, 2011 were as follows:

	2011	2010
Audit Fees (1)	$542,930	$612,734
Audit-Related Fees (2)	—	39,713
All Other Fees (3)	11,693	—

Total	$554,623	$652,447

(1)	Includes fees and reimbursable expenses for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in quarterly reports on Form 10-Q, and audit of internal control over financial reporting and issuance of consents related to registration statements. There were no tax fees paid.

(2)	Includes fees and reimbursable expenses for due diligence related to an acquisition.

(3)	Includes fees and reimbursable expenses for the review of certain agreed upon procedures.
The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.
PROPOSAL 3:
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and section 14A of the Exchange Act require that shareholders have the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (a so-called “say-on-pay” vote). The advisory vote on executive compensation is not a vote on any specific item of compensation, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, but rather overall philosophy and compensation for our named executive officers. We are also required by law to hold the advisory vote on executive compensation at least once every three years.
Our philosophy in setting compensation policies for executive officers has three objectives:
•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.
The Board recommends a vote FOR Proposal 3 which approves of our executive compensation because our Board believes that our compensation policies and practices effectively implement our compensation objectives. Please read the Compensation Discussion and Analysis section of the proxy statement and the accompanying executive officer compensation tables and related narrative discussion, which describes in detail our compensation programs and policies for our executive officers and the decisions made by our Compensation Committee for fiscal year 2011, which include:
•	all members of our Compensation Committee are independent directors, within the meaning of the Nasdaq Global Select Market listing standards,
•	our Compensation Committee engages and receives advice from an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on best practices for executive compensation.
•	we have substantial stock ownership guidelines for executive officers that promote alignment of their interest with those of our shareholders by requiring 3x of base salary in stock ownership for our CEO and 2x for other executive officers,

•	All of our long-term incentive awards are performance based; that is participants only earn their stock awards if pre-determined performance goals are achieved,
•	we are sensitive to shareholder dilution and the burn rate by keeping potential dilution from employee stock awards very low
•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as multiple performance measures for our incentive plan awards, substantial stock ownership guidelines and an executive compensation clawback policy, and
•	at-risk, incentive-based pay makes up approximately 70% of our CEO’s, 66% of our CFO’s and 53% our other named executive officer’s target total direct compensation.
The vote on this Proposal 3 is advisory and, therefore, not binding on us, the Board of Directors or the Compensation Committee. Our Board, however, including the Compensation Committee, values the opinions of our shareholders and intends to consider our shareholders’ views. We will evaluate what actions may be appropriate to address those views and disclose in future proxy statements what actions were taken.
Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:
RESOLVED, that the shareholders of KMG Chemicals, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in this Proxy Statement.
The Board of Directors recommends a vote FOR the approval of the foregoing advisory resolution on executive compensation.
PROPOSAL 4:
ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE SAY-ON-PAY VOTES
We are also required by the Dodd-Frank Act to hold a separate advisory (non-binding) vote to allow shareholders to express their preference regarding the frequency of future say-on-pay votes. Shareholders may indicate whether they would prefer a say-on-pay vote every one, two or three years. The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the shareholders. The non-binding frequency vote is required at least once every six years beginning with this Annual Meeting.
We ask that shareholders approve a frequency of every year for future say-on-pay votes. We believe an annual cycle is the most appropriate. The Board is therefore recommending that shareholders vote for holding the non-binding frequency vote every year.
The Board understands that there are different views as to what is the appropriate frequency on advisory votes on executive compensation. Additionally, in voting on this proposal, you should be aware that you are not voting to approve or disapprove the Board’s recommendation. Rather, you are voting on your preferred frequency.
The Board of Directors recommends an advisory vote FOR a frequency of EVERY YEAR for future executive compensation votes.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance except that through inadvertence certain directors or executives filed late.

Shareholder Proposals for 2012 Annual Meeting
Any shareholder who intends to present a proposal at the 2012 Annual Meeting of Shareholders must file such proposal with us by July 2, 2012, for possible inclusion in our proxy statement and form of proxy relating to that meeting. If the date of the 2012 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2011 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2012 Annual Meeting, and we will disclose any such new deadline.
Other Matters
The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.
By Order of the Board of Directors,
-s- Roger C. Jackson
Roger C. Jackson
Secretary

PROXY FOR HOLDERS OF COMMON STOCK
KMG CHEMICALS, INC.
9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099
This Proxy is solicited on behalf of the Board of Directors of KMG Chemicals, Inc. (the “Company”) for the Annual Meeting of Stockholders on December 6, 2011.
The undersigned hereby constitutes and appoints David L. Hatcher with full power of substitution as the lawful proxy to vote at the Annual Meeting of Stockholders of KMG Chemicals, Inc. to be held on December 6, 2011, at 10:00 a.m., Houston time, at Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056, and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company (the “Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE POSTAGE PAID PRE-ADDRESSED ENVELOPE ENCLOSED.

The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1, FOR Proposals 2 and 3 and FOR holding a vote EVERY YEAR on
Proposal 4. If no specification is made, the Shares will be voted FOR said director nominees, FOR Proposals 2 and 3 and FOR EVERY YEAR for Proposal 4.
Please mark your votes as indicated in this example	☒
1.	PROPOSAL TO ELECT AS DIRECTORS of the Company: Each director will hold office for one year or until his successor is elected or appointed and shall qualify.

David L. Hatcher	John C. Hunter, III
J. Neal Butler	Fred C. Leonard, III
Gerald G. Ermentrout	Stephen A. Thorington
Christopher T. Fraser	Karen A. Twitchell
George W. Gilman	Richard L. Urbanowski

FOR All nominees	WITHHOLD authority for ALL nominees	WITHHOLD authority only for those nominee(s) whose names I have written at right	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)
☐	☐	☐

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF UHY LLP

as the independent auditors of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	PROPOSAL TO APPROVE, BY NON-BINDING VOTE, OUR EXECUTIVE COMPENSATION

FOR	AGAINST	ABSTAIN
☐	☐	☐
4.	PROPOSAL TO APPROVE, BY NON-BINDING VOTE, THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

EVERY	EVERY	EVERY
1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐
In his discretion, the proxy is authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Dated                                                            , 2011

Stockholder’s Signature

Stockholder’s Signature
Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.